UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2008

Q.E.P. CO., INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21161	13-2983807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Broken Sound Parkway, NW Suite A

Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

561-994-5550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2- Financial Information

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 23, 2008, in connection with the preparation of its 2009 second fiscal quarter financial statements, Q.E.P. Co., Inc. (the “Company”) determined that the Company was in violation of a financial covenant under the Company’s credit facility (the “Credit Facility”) with its senior lenders (collectively, the “Lenders”), which covenant required the Company to maintain a certain liabilities to tangible net worth ratio as defined in the Credit Facility. A violation of this financial covenant would, unless waived by the Lenders, constitute an event of default under the Credit Facility, giving the Lenders the right to prohibit additional borrowing under the Credit Facility, accelerate the Company’s indebtedness thereunder, and take other actions as provided for in the Credit Facility. As of September 23, 2008, $30,956,000 of borrowings and letters of credit were outstanding under the Credit Facility.

The Company has requested that the Lenders waive the current non-compliance with the financial covenant and consent to certain changes through November 30, 2008 in the financial covenants included in the Credit Facility. There can be no assurance that the Company will be able to negotiate a waiver or changes in the covenants or that such a waiver or changes will be on terms acceptable to the Company. If the Company is unable to obtain a waiver from the Lenders, it could have a material adverse effect on the Company’s financial position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q.E.P. Co., Inc.

Date: September 29, 2008	By:	/s/ Richard A. Brooke
	Name:	Richard A. Brooke
	Title:	Senior Vice President and Chief Financial Officer